EXHIBIT 99.1

Contact: Beth Sanders

Executive Vice President & CFO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: bsanders@1stcent.com

PRESS RELEASE

1st CENTENNIAL BANCORP REPORTS RECORD EARNINGS         www.1stcent.com

Redlands, California—October 13, 2006— 1st Centennial Bancorp (“the Company”) (OTCBB: FCEN), parent holding company of 1st Centennial Bank (“the Bank”), today announced third quarter operating results. Earnings for the quarter ended September 30, 2006 were $1.8 million, compared to earnings of $1.3 million for the third quarter 2005, representing a 42%, or $550,000 increase. Basic earnings per share1 were 58 cents for the current quarter compared to 41 cents for the same period last year. Year to date income for 2006 was $5.4 million compared to $3.5 million for 2005, an increase of $1.9 million, or 53%. Year to date basic earnings per share1 were $1.70 compared to $1.13 for the same period last year. The Return on Average Equity and Return on Average Assets as of September 30, 2006 were 19.60% and 1.51%, respectively, compared to 15.96% and 1.17% for the same period in 2005, respectively.

During the third quarter, the Bank entered into a $30 million leveraged transaction that included an interest rate floor to mitigate interest rate risk in a declining rate environment. Total assets reached a record high of $540 million at September 30, 2006, up 18%, or $84 million, from $456 million at December 31, 2005.

Total net loans increased $44.5 million, or 12% from $381.2 million at December 31, 2005 to $425.7 million at September 30, 2006. Deposits, at $447.8 million on September 30, 2006 increased $46.5 million, or 12% from $401.3 million at December 31, 2005. The growth in loans and deposits was due to the continued success of our business development efforts in and around the marketplaces we serve.

Thomas E. Vessey, President and Chief Executive Officer, stated, “We are pleased that our Strategic Plan has brought the desired earnings and growth results. We believe that our geographic marketplace will continue to serve as a platform for continued business opportunities.”

Patrick J. Meyer, Chairman of the Board stated, “It is with great enthusiasm and pride that we report record performance of the Company. We continue to extend our gratitude for the trust and confidence shown to us by our shareholders and customers, and are proud of our employees’ commitment to excellent customer service. “

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California; its Religious Lending Group and its SBA/Commercial Lending Group and a full-service branch in Brea, California; its Homeowners Association and a full-service branch in Escondido; and full-service branches in Palm Desert, Irwindale and Temecula, California.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to implement its strategy and expand its lending operations, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, the success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

[1]	All per share data has been adjusted for the 50% stock distribution declared to shareholders of record on March 3, 2006, and distributed April 3, 2006.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

September 30, 2006 and December 31, 2005

Dollar amounts in thousands	2006	2005
	(Unaudited)
ASSETS
Cash and due from banks	$14,322	$16,862
Federal funds sold	10,605	21,505

Total cash and cash equivalents	24,927	38,367
Interest-bearing deposits in financial institutions	3,037	2,334
Investment securities, available for sale	58,854	12,208
Stock investments restricted, at cost	1,665	1,620
Loans, net of allowance for loan losses of $5,837 and $5,376	425,726	381,153
Accrued interest receivable	2,854	2,425
Premises and equipment, net	3,291	3,652
Goodwill	4,180	4,180
Cash surrender value of life insurance	11,526	6,735
Other assets	3,652	3,518

Total assets	$539,712	$456,192

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$112,814	$106,121
Interest-bearing deposits	335,007	295,154

Total deposits	447,821	401,275
Accrued interest payable	355	170
Repurchase agreement	30,000	—
Other liabilities	3,339	3,020
Subordinated notes payable to subsidiary trusts	18,306	18,306

Total liabilities	499,821	422,771

SHAREHOLDERS’ EQUITY
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 3,203,219 and 2,100,075 shares at September 30, 2006 and December 31, 2005, respectively	27,712	26,803
Retained earnings	12,023	6,617
Accumulated other comprehensive income (loss)	156	1

Total shareholders’ equity	39,891	33,421

Total liabilities and shareholders’ equity	$539,712	$456,192

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EARNINGS

Three and Nine Months Ended September 30, 2006 and 2005 (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollar amounts in thousands, except per share amounts	2006	2005	2006	2005
Interest income:
Interest and fees on loans	$9,696	$8,265	$27,570	$23,206
Deposits in financial institutions	29	32	88	105
Federal funds sold	224	80	776	122
Investments:
Taxable	279	100	475	351
Tax-exempt	110	41	220	124

Total interest income	10,338	8,518	29,129	23,908

Interest expense:
Interest bearing demand and savings deposits	1,575	733	4,164	1,508
Time deposits $100,000 or greater	894	533	2,092	1,321
Other time deposits	369	301	1,034	769
Interest on borrowed funds	470	425	1,165	1,296

Total interest expense	3,308	1,992	8,455	4,894

Net interest income	7,030	6,526	20,674	19,014
Provision for loan losses	200	300	820	1,310

Net interest income after provision for loan losses	6,830	6,226	19,854	17,704

Noninterest income:
Customer service fees	303	342	988	1,017
Gains from sale of loans	2	661	319	966
Conduit loan referral income	80	17	638	663
Other income	204	165	458	574

Total noninterest income	589	1,185	2,403	3,220

Noninterest expense:
Salaries and employee benefits	2,302	2,863	7,254	8,777
Net occupancy expense	551	544	1,673	1,474
Other operating expense	1,396	1,861	4,363	4,878

Total noninterest expense	4,249	5,268	13,290	15,129

Income before provision for income taxes	3,170	2,143	8,967	5,795
Provision for income taxes	1,321	844	3,555	2,257

Net income	$1,849	$1,299	$5,412	$3,538

Basic earnings per share[1]	$0.58	$0.41	$1.70	$1.13

Diluted earnings per share[1]	$0.52	$0.38	$1.54	$1.04

[1]	Adjusted for the 50% stock distribution declared to shareholders of record on March 3, 2006, and distributed April 3, 2006.